SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

Schedule 13G

(Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1 (b), (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 (b)

(Amendment No. 2 )

VANCEINFO TECHNOLOGIES, INC.

(Name of Issuer)

ORDINARY

(Title of Class of Securities)

921564100

(CUSIP Number)

12/31/09

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐

Rule 13d-1(b)

☐

Rule 13d-1(c)

☒

Rule 13d-1(d)

(Continued on following pages)

Page 1 of 23 Pages

CUSIP NO. 921564100 13 G Page 2 of 23 Pages

1	NAME OF REPORTING PERSON SEQUOIA CAPITAL GROWTH FUND III, L.P., A DELAWARE LIMITED PARTNERSHIP (“SCGF III”) I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) 20-2812490
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION DELAWARE
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 881,325
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 881,325
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 881,325
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 2.2%
12	TYPE OF REPORTING PERSON PN

CUSIP NO. 921564100 13 G Page 3 of 23 Pages

1	NAME OF REPORTING PERSON SEQUOIA CAPITAL GROWTH PARTNERS III, L.P., A DELAWARE LIMITED PARTNERSHIP (“SCGP III”) I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) 20-3735244
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION DELAWARE
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 9,702
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 9,702
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 9,702
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.0%
12	TYPE OF REPORTING PERSON PN

CUSIP NO. 921564100 13 G Page 4 of 23 Pages

1	NAME OF REPORTING PERSON SEQUOIA CAPITAL GROWTH III PRINCIPALS FUND, A DELAWARE MULTIPLE SERIES LLC (“SCG III PF”) I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) 20-3737763
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION DELAWARE
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 43,135
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 43,135
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 43,135
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.1%
12	TYPE OF REPORTING PERSON OO

CUSIP NO. 921564100 13 G Page 5 of 23 Pages

1	NAME OF REPORTING PERSON SCGF III MANAGEMENT, LLC (“SCGF III LLC”) I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) 20-2812373
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION DELAWARE
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
6

SHARED VOTING POWER
934,162 shares of which 881,325 shares are directly held by SCGF III, 9,702 shares are directly held by SCGP III and 43,135 shares are directly held by SCG III PF.  SCGF III LLC is the General Partner of SCGF III and SCGP III, and the Managing Member of SCG III PF.

	7	SOLE DISPOSITIVE POWER 0
8

SHARED DISPOSITIVE POWER
934,162 shares of which 881,325 shares are directly held by SCGF III, 9,702 shares are directly held by SCGP III and 43,135 shares are directly held by SCG III PF.  SCGF III LLC is the General Partner of SCGF III and SCGP III, and the Managing Member of SCG III PF.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 934,162
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 2.4%
12	TYPE OF REPORTING PERSON OO

CUSIP NO. 921564100 13 G Page 6 of 23 Pages

1	NAME OF REPORTING PERSON SEQUOIA CAPITAL CHINA I, L.P. (“SCC I”) I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) 20-3514012
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 945,945
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 945,945
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 945,945
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 2.4%
12	TYPE OF REPORTING PERSON PN

CUSIP NO. 921564100 13 G Page 7 of 23 Pages

1	NAME OF REPORTING PERSON SEQUOIA CAPITAL CHINA PARTNERS FUND I, L.P. (“SCC PTRS I”) I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) 20-4387549
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 108,692
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 108,692
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 108,692
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.3%
12	TYPE OF REPORTING PERSON PN

CUSIP NO. 921564100 13 G Page 8 of 23 Pages

1	NAME OF REPORTING PERSON SEQUOIA CAPITAL CHINA PRINCIPALS FUND I, L.P. (“SCC PRIN I”) I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) 20-4887879
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 146,395
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 146,395
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 146,395
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.4%
12	TYPE OF REPORTING PERSON PN

CUSIP NO. 921564100 13 G Page 9 of 23 Pages

1	NAME OF REPORTING PERSON SEQUOIA CAPITAL CHINA MANAGEMENT I, L.P. (“SCC MGMT I”) I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) 20-3348112
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
6

SHARED VOTING POWER
1,201,032 shares of which 945,945 shares are directly held by SCC I, 108,692 shares are directly held by SCC PTRS I and 146,395 shares are directly held by SCC PRIN I.  SCC MGMT I is the General Partner of SCC I,  SCC PTRS I, and SCC PRIN I.

	7	SOLE DISPOSITIVE POWER 0
8

SHARED DISPOSITIVE POWER
1,201,032 shares of which 945,945 shares are directly held by SCC I, 108,692 shares are directly held by SCC PTRS I and 146,395 shares are directly held by SCC PRIN I.  SCC MGMT I is the General Partner of SCC I,  SCC PTRS I, and SCC PRIN I.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,201,032
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 3.0%
12	TYPE OF REPORTING PERSON PN

CUSIP NO. 921564100 13 G Page 10 of 23 Pages

1	NAME OF REPORTING PERSON SC CHINA HOLDING LIMITED (“SCC HOLD”) I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) N/A
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
6

SHARED VOTING POWER
1,201,032 shares of which 945,945 shares are directly held by SCC I, 108,692 shares are directly held by SCC PTRS I and 146,395 shares are directly held by SCC PRIN I.  SCC HOLD is the General Partner of SCC MGMT I.

	7	SOLE DISPOSITIVE POWER 0
8

SHARED DISPOSITIVE POWER
1,201,032 shares of which 945,945 shares are directly held by SCC I, 108,692 shares are directly held by SCC PTRS I and 146,395 shares are directly held by SCC PRIN I.  SCC HOLD is the General Partner of SCC MGMT I.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,201,032
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 3.0%
12	TYPE OF REPORTING PERSON OO

CUSIP NO. 921564100 13 G Page 11 of 23 Pages

1	NAME OF REPORTING PERSON MICHAEL MORITZ I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION USA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 234,316
6

SHARED VOTING POWER
934,162 shares of which 881,325 shares are directly held by SCGF III, 9,702 shares are directly held by SCGP III and 43,135 shares are directly held by SCG III PF.  Mr. Moritz is a Managing Member of  SCGF III LLC.  Mr. Moritz disclaims beneficial ownership of all such shares except to the extent of his individual pecuniary interest therein.

	7	SOLE DISPOSITIVE POWER 234,316
8

SHARED DISPOSITIVE POWER
934,162 shares of which 881,325 shares are directly held by SCGF III, 9,702 shares are directly held by SCGP III and 43,135 shares are directly held by SCG III PF.  Mr. Moritz is a Managing Member of  SCGF III LLC.  Mr. Moritz disclaims beneficial ownership of all such shares except to the extent of his individual pecuniary interest therein.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,168,478
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 3.0%
12	TYPE OF REPORTING PERSON IN

CUSIP NO. 921564100 13 G Page 12 of 23 Pages

1	NAME OF REPORTING PERSON DOUGLAS LEONE I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION USA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 141,827
6

SHARED VOTING POWER
934,162 shares of which 881,325 shares are directly held by SCGF III, 9,702 shares are directly held by SCGP III and 43,135 shares are directly held by SCG III PF.  Mr. Leone is a Managing Member of  SCGF III LLC.  Mr. Leone disclaims beneficial ownership of all such shares except to the extent of his individual pecuniary interest therein.

	7	SOLE DISPOSITIVE POWER 141,827
8

SHARED DISPOSITIVE POWER
934,162 shares of which 881,325 shares are directly held by SCGF III, 9,702 shares are directly held by SCGP III and 43,135 shares are directly held by SCG III PF.  Mr. Leone is a Managing Member of  SCGF III LLC.  Mr. Leone disclaims beneficial ownership of all such shares except to the extent of his individual pecuniary interest therein.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,075,989
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 2.7%
12	TYPE OF REPORTING PERSON IN

CUSIP NO. 921564100 13 G Page 13 of 23 Pages

1	NAME OF REPORTING PERSON MICHAEL GOGUEN I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION USA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
6

SHARED VOTING POWER
934,162 shares of which 881,325 shares are directly held by SCGF III, 9,702 shares are directly held by SCGP III and 43,135 shares are directly held by SCG III PF.   Mr. Goguen is a Managing Member of  SCGF III LLC.  Mr. Goguen disclaims beneficial ownership of all such shares except to the extent of his individual pecuniary interest therein.

	7	SOLE DISPOSITIVE POWER 0
8

SHARED DISPOSITIVE POWER
934,162 shares of which 881,325 shares are directly held by SCGF III, 9,702 shares are directly held by SCGP III and 43,135 shares are directly held by SCG III PF.   Mr. Goguen is a Managing Member of  SCGF III LLC.  Mr. Goguen disclaims beneficial ownership of all such shares except to the extent of his individual pecuniary interest therein.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 934,162
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 2.4%
12	TYPE OF REPORTING PERSON IN

CUSIP NO. 921564100 13 G Page 14 of 23 Pages

1	NAME OF REPORTING PERSON MARK KVAMME I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION USA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
6

SHARED VOTING POWER
934,162 shares of which 881,325 shares are directly held by SCGF III, 9,702 shares are directly held by SCGP III and 43,135 shares are directly held by SCG III PF.   Mr. Kvamme is a Managing Member of  SCGF III LLC.  Mr. Kvamme disclaims beneficial ownership of all such shares except to the extent of his individual pecuniary interest therein.

	7	SOLE DISPOSITIVE POWER 0
8

SHARED DISPOSITIVE POWER
934,162 shares of which 881,325 shares are directly held by SCGF III, 9,702 shares are directly held by SCGP III and 43,135 shares are directly held by SCG III PF.   Mr. Kvamme is a Managing Member of  SCGF III LLC.  Mr. Kvamme disclaims beneficial ownership of all such shares except to the extent of his individual pecuniary interest therein.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 934,162
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 2.4%
12	TYPE OF REPORTING PERSON IN

CUSIP NO. 921564100 13 G Page 15 of 23 Pages

1	NAME OF REPORTING PERSON JAMES GOETZ I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION USA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 72,695
6

SHARED VOTING POWER
934,162 shares of which 881,325 shares are directly held by SCGF III, 9,702 shares are directly held by SCGP III and 43,135 shares are directly held by SCG III PF.   Mr. Goetz is a Managing Member of  SCGF III LLC.  Mr. Goetz disclaims beneficial ownership of all such shares except to the extent of his individual pecuniary interest therein.

	7	SOLE DISPOSITIVE POWER 72,695
8

SHARED DISPOSITIVE POWER
934,162 shares of which 881,325 shares are directly held by SCGF III, 9,702 shares are directly held by SCGP III and 43,135 shares are directly held by SCG III PF.   Mr. Goetz is a Managing Member of  SCGF III LLC.  Mr. Goetz disclaims beneficial ownership of all such shares except to the extent of his individual pecuniary interest therein.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,006,857
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 2.6%
12	TYPE OF REPORTING PERSON IN

CUSIP NO. 921564100 13 G Page 16 of 23 Pages

1	NAME OF REPORTING PERSON J. SCOTT CARTER I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION USA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
6

SHARED VOTING POWER
934,162 shares of which 881,325 shares are directly held by SCGF III, 9,702 shares are directly held by SCGP III and 43,135 shares are directly held by SCG III PF.   Mr. Carter is a Managing Member of  SCGF III LLC.  Mr. Carter disclaims beneficial ownership of all such shares except to the extent of his individual pecuniary interest therein.

	7	SOLE DISPOSITIVE POWER 0
8

SHARED DISPOSITIVE POWER
934,162 shares of which 881,325 shares are directly held by SCGF III, 9,702 shares are directly held by SCGP III and 43,135 shares are directly held by SCG III PF.   Mr. Carter is a Managing Member of  SCGF III LLC.  Mr. Carter disclaims beneficial ownership of all such shares except to the extent of his individual pecuniary interest therein.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 934,162
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 2.4%
12	TYPE OF REPORTING PERSON IN

CUSIP NO. 921564100 13 G Page 17 of 23 Pages

1	NAME OF REPORTING PERSON ROELOF BOTHA I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION USA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 75,238
6

SHARED VOTING POWER
934,162 shares of which 881,325 shares are directly held by SCGF III, 9,702 shares are directly held by SCGP III and 43,135 shares are directly held by SCG III PF.   Mr. Botha is a Managing Member of  SCGF III LLC.  Mr. Botha disclaims beneficial ownership of all such shares except to the extent of his individual pecuniary interest therein.

	7	SOLE DISPOSITIVE POWER 75,238
8

SHARED DISPOSITIVE POWER
934,162 shares of which 881,325 shares are directly held by SCGF III, 9,702 shares are directly held by SCGP III and 43,135 shares are directly held by SCG III PF.   Mr. Botha is a Managing Member of  SCGF III LLC.  Mr. Botha disclaims beneficial ownership of all such shares except to the extent of his individual pecuniary interest therein.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,009,400
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 2.6%
12	TYPE OF REPORTING PERSON IN

CUSIP NO. 921564100 13 G Page 18 of 23 Pages

1	NAME OF REPORTING PERSON NAN PENG SHEN I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION HONG KONG SAR
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 139,868
6

SHARED VOTING POWER
1,201,032 shares of which 945,945 shares are directly held by SCC I, 108,692 shares are directly held by SCC PTRS I and 146,395 shares are directly held by SCC PRIN I.  Mr. Shen is a Managing Director of SCC HOLD.  Mr. Shen disclaims beneficial ownership of all such shares except to the extent of his individual pecuniary interest therein.

	7	SOLE DISPOSITIVE POWER 139,868
8

SHARED DISPOSITIVE POWER
1,201,032 shares of which 945,945 shares are directly held by SCC I, 108,692 shares are directly held by SCC PTRS I and 146,395 shares are directly held by SCC PRIN I.  Mr. Shen is a Managing Director of SCC HOLD.  Mr. Shen disclaims beneficial ownership of all such shares except to the extent of his individual pecuniary interest therein.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,340,900
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 3.4%
12	TYPE OF REPORTING PERSON IN

CUSIP NO. 921564100 13 G Page 19 of 23 Pages

1	NAME OF REPORTING PERSON KUI ZHOU I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CHINA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 63,895
6

SHARED VOTING POWER
1,201,032 shares of which 945,945 shares are directly held by SCC I, 108,692 shares are directly held by SCC PTRS I and 146,395 shares are directly held by SCC PRIN I.  Mr. Zhou is a Managing Director of SCC HOLD.  Mr. Zhou disclaims beneficial ownership of all such shares except to the extent of his individual pecuniary interest therein.

	7	SOLE DISPOSITIVE POWER 63,895
8

SHARED DISPOSITIVE POWER
1,201,032 shares of which 945,945 shares are directly held by SCC I, 108,692 shares are directly held by SCC PTRS I and 146,395 shares are directly held by SCC PRIN I.  Mr. Zhou is a Managing Director of SCC HOLD.  Mr. Zhou disclaims beneficial ownership of all such shares except to the extent of his individual pecuniary interest therein.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,264,927
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 3.2%
12	TYPE OF REPORTING PERSON IN

CUSIP NO. 921564100 13 G Page 20 of 23 Pages

ITEM 1.

(a)

Name of Issuer:        VanceInfo Technologies, Inc.

(b)

Address of Issuer’s Principal Executive Offices:

3/F, Building 8, Zhongguancun Software Park

Haidian District, Beijing 100193

People’s Republic of China

ITEM 2.

(a)

Name of Persons Filing:

Sequoia Capital Growth Fund III, L.P., a Delaware Limited Partnership

Sequoia Capital Growth Partners III, L.P., a Delaware Limited Partnership

Sequoia Capital Growth III Principals Fund, a Delaware Multiple Series LLC

SCGF III Management, LLC

Sequoia Capital China I, L.P.

Sequoia Capital China Partners Fund I, L.P.

Sequoia Capital China Principals Fund I, L.P.

Sequoia Capital China Management I, L.P.

SC China Holding Limited

Michael Moritz (“MM”)

Douglas Leone  (“DL”)

Michael Goguen  (“MG”)

Mark Kvamme  (“MK”)

James Goetz (“JG”)

J. Scott Carter (“SC”)

Roelof Botha (“RB”)

Nan Peng Shen (“NS”)

Kui Zhou (“KZ”)

SCGF III LLC is the General Partner of SCGF III and SCGP III, and the Managing Member of SCG III PF.  MM, DL, MG, MK, JG, SC and RB are Managing Members of SCGF III LLC.  SCC MGMT I is the General Partner of SCC I, SCC PTRS I and SCC PRIN I.  SCC HOLD is the General Partner of SCC MGMT I.  NS and KZ are Managing Directors of SCC HOLD.

(b)

Address of Principal Business Office or, if none, Residence:

3000 Sand Hill Road, 4-250

Menlo Park, CA  94025

(c)

Citizenship:

MM, DL, MG, MK, JG, SC, RB:  USA

SCGF III LLC, SCGF III, SCGP III, SCG III PF:  Delaware

SCC MGMT I, SCC I, SCC PTRS I, SCC PRIN I, SCC HOLD:  Cayman Islands NS:  Hong Kong SAR KZ:  China

CUSIP NO. 921564100 13 G Page 21 of 23 Pages

(d)

Title of Class of Securities:       Ordinary

(e)

CUSIP Number:                         921564100

ITEM 3.

If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or (c), check whether the person filing is a:

NOT APPLICABLE

ITEM 4.

Ownership

SEE ROWS 5 THROUGH 11 OF COVER PAGES

ITEM 5.

OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following.  ☐

ITEM 6.

OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF   ANOTHER PERSON

NOT APPLICABLE

ITEM 7.

IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON

NOT APPLICABLE

ITEM 8.

IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

NOT APPLICABLE

ITEM 9.

NOTICE OF DISSOLUTION OF GROUP

NOT APPLICABLE

ITEM 10.

CERTIFICATION

NOT APPLICABLE

CUSIP NO. 921564100 13 G Page 22 of 23 Pages

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February  8, 2010

Sequoia Capital Growth Fund III, a Delaware Limited Partnership Sequoia Capital Growth Partners III, a Delaware Limited Partnership	Sequoia Capital China I, L.P. Sequoia Capital China Partners Fund I, L.P. Sequoia Capital China Principals Fund I, L.P.
By: SCGF III Management, LLC, their General Partner	By: Sequoia Capital China Management I, L.P. A Cayman Islands exempted limited partnership. General Partner of Each
By: /s/ Michael Moritz Michael Moritz, Managing Member	By: SC China Holding Limited A Cayman Islands limited liability company Its General Partner
Sequoia Capital Growth III Principals Fund, a Delaware Multiple Series LLC
By: SCGF III Management, LLC, Its Managing Member	By: /s/ Nan Peng Shen Nan Peng Shen, Managing Director
By: /s/ Michael Moritz Michael Moritz, Managing Member

/s/ Douglas Leone Douglas Leone	/s/ J. Scott Carter J. Scott Carter
/s/ Michael Moritz Michael Moritz	/s/ Roelof Botha Roelof Botha
/s/ Michael Goguen Michael Goguen	/s/ Kui Zhou Kui Zhou
/s/ Mark Kvamme Mark Kvamme	/s/ Nan Peng Shen Nan Peng Shen
/s/ James Goetz James Goetz

CUSIP NO. 921564100 13 G Page 23 of 23 Pages

EXHIBIT 1

AGREEMENT AS TO JOINT FILING OF SCHEDULE 13G

The undersigned hereby agree that the Schedule 13G relating to shares of VanceInfo Technologies, Inc. to which this Agreement as to Joint Filing of Schedule 13G is attached as an exhibit is filed on behalf of each of them.

Date: February 8, 2010

Sequoia Capital Growth Fund III, a Delaware Limited Partnership Sequoia Capital Growth Partners III, a Delaware Limited Partnership	Sequoia Capital China I, L.P. Sequoia Capital China Partners Fund I, L.P. Sequoia Capital China Principals Fund I, L.P.
By: SCGF III Management, LLC, their General Partner	By: Sequoia Capital China Management I, L.P. A Cayman Islands exempted limited partnership. General Partner of Each
By: /s/ Michael Moritz Michael Moritz, Managing Member	By: SC China Holding Limited A Cayman Islands limited liability company Its General Partner
Sequoia Capital Growth III Principals Fund, a Delaware Multiple Series LLC
By: SCGF III Management, LLC, Its Managing Member	By: /s/ Nan Peng Shen Nan Peng Shen, Managing Director
By: /s/ Michael Moritz Michael Moritz, Managing Member

/s/ Douglas Leone Douglas Leone	/s/ J. Scott Carter J. Scott Carter
/s/ Michael Moritz Michael Moritz	/s/ Roelof Botha Roelof Botha
/s/ Michael Goguen Michael Goguen	/s/ Kui Zhou Kui Zhou
/s/ Mark Kvamme Mark Kvamme	/s/ Nan Peng Shen Nan Peng Shen
/s/ James Goetz James Goetz